Exhibit 10.1

[I.D. SYSTEMS LOGO]

July 15, 2014

Norman Ellis

15160 Saddlebrook Court

Poway, CA 92064

Dear Norman:

On behalf of I.D. Systems, Inc. (“Company”), I am pleased to offer you the position of Chief Operating Officer, reporting directly to the Company’s President and Chief Executive Offer, Ken Ehrman. Your start date will be July 21, 2014. The terms of the offer are outlined below.

Cash Compensation

Your annual base salary will be $300,000, and will be paid in accordance with the Company’s semi-monthly payroll. In 2014, you will be eligible to receive a prorated cash bonus in the amount of $200,000. The bonus will be earned upon the successful completion of the Company’s 2014 objectives. To be eligible, you understand and agree that you must be employed with the Company as of the end of the bonus period.

Stock Compensation

You will be granted options for the purchase of 100,000 shares of I.D. Systems, Inc. common stock. The options will vest over three years, with the first vesting occurring on the first anniversary of the date of grant, which is your start date. The options will have an exercise price equal to the fair market value of the stock at the date of the grant.

Additionally, you will receive 50,000 shares of restricted stock that have a three year cliff vest. These shares will become fully vested on the third anniversary of the date of the grant, provided that you are an employee of the Company on the anniversary date.

During your employment with the Company, you will be entitled to all of the Company’s current customary employee benefits. A highlight of our benefits includes:

1.	Health Insurance: Commencing on the first day of employment, you will be eligible to enroll in the Company’s Health Plan. Commencing on the first of the month after your start date, you will be eligible to enroll in the Company’s Dental plan.

2.	Vision Insurance: Commencing on the first day of your employment, you will be eligible to enroll in the Company’s Vision Care Plan.

3.	Section 125 Flexible Spending: Commencing on the first of the month following your start date, you will be eligible to enroll in the Company’s Flexible Spending Plan.

4.	Company Savings Plan: Within the first month of your employment, you will be automatically enrolled in the Company’s 401(k) plan with the ability to cease participation or change your contribution at any time. The Company does not currently match contributions to the plan.

5.	Voluntary short-term disability, long-term disability, and voluntary life insurance.

Your employment is contingent upon receipt of proof of eligibility to work in the United States. This offer is additionally contingent upon successful completion of our reference checking processes and background investigation (which may include: criminal, consumer credit, driving and check of educational credentials), and your execution and delivery of the Company’s Confidentiality and Non-Competition Agreement (a copy of which is enclosed herewith). Employment with the Company is "at will."

Congratulations, Norm! We are excited to have you as part of our team, and I am personally looking forward to working with you. Please sign and date one copy of this letter and return it to me together with the executed original Confidentiality and Non-Competition Agreement.

Sincerely,

/s/ Lindsay Estelle

Lindsay Estelle

Human Resources Manager

/s/ Norman Ellis	July 21, 2014
Norman Ellis	Date